Exhibit (a)(1)(N)

News Release

David C. Abrams, Principal

Abrams Capital, LLC

222 Berkeley St, 22nd Floor

Boston, MA 02116-3733

(617) 646-6100

For Immediate Release: November 30, 2005

ABRAMS CAPITAL, LLC ANNOUNCES EXPIRATION OF

SUBSEQUENT OFFERING PERIOD FOR

ALL OUTSTANDING TRANCHE B WARRANTS AND

TRANCHE C WARRANTS OF GENTEK INC.

Boston, Massachusetts: Abrams Capital, LLC, together with ACP Acquisition, LLC and Great Hollow Partners, LLC (collectively, “Abrams”), announced today the expiration of the subsequent offering period of Abrams’ cash tender offer to purchase all of the outstanding Tranche B Warrants and Tranche C Warrants of GenTek Inc. (collectively, the “Warrants”). The subsequent offering period expired, as scheduled, at 5:00 p.m., New York City time, on Tuesday, November 29, 2005.

Based on information provided by Mellon Investor Services, LLC, the depositary for the offer, including Warrants tendered in the initial offering period, an aggregate of 156,265 Tranche B Warrants, representing 25.24% of the outstanding Tranche B Warrants, and an aggregate of 75,276 Tranche C Warrants, representing 24.90% of the outstanding Tranche C Warrants, were validly tendered prior to the expiration of the subsequent offering period. All such Warrants validly tendered have been accepted for purchase in accordance with the terms of the offer.